Exhibit 11

Horace Mann Educators Corporation

Computation of Net Income per Share (Unaudited)

For the Three and Nine Months Ended September 30, 2016 and 2015

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Basic:

Net income	$26,923	$21,984	$63,942	$72,442
Weighted average number of common
shares during the period	41,092	41,852	41,155	41,965

Net income per share – basic	$0.66	$0.53	$1.55	$1.73

Diluted:

Net income	$26,923	$21,984	$63,942	$72,442
Weighted average number of common
shares during the period	41,092	41,852	41,155	41,965
Weighted average number of common
equivalent shares to reflect the dilutive effect
of common stock equivalent securities:
Stock options	117	154	98	149
Common stock units related to deferred
compensation for employees	55	57	55	57
Restricted common stock units related
to incentive compensation	83	242	78	191
Total common and common equivalent shares
adjusted to calculate diluted earnings
per share	41,347	42,305	41,386	42,362

Net income per share – diluted	$0.65	$0.52	$1.55	$1.71